Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS RECORD THIRD QUARTER EARNINGS OF
$1.15 PER DILUTED SHARE, UP 62% FROM THIRD QUARTER 2010 COMPARABLE RESULTS

2011 FULL YEAR EARNINGS GUIDANCE REFINED TO THE HIGH END OF THE PREVIOUS GUIDANCE RANGE

Auburn Hills, Michigan, October 28, 2011 – BorgWarner Inc. (NYSE: BWA) today reported third quarter 2011 earnings of $1.15 per diluted share, a new quarterly record for the company. Sales were up 27% from third quarter 2010, while global vehicle production was up approximately 5%.

Third Quarter Highlights:

•	Net sales of $1,792 million, up 27% from third quarter 2010.

•	Record earnings of $1.15 per diluted share, up 62% from third quarter 2010 comparable results.

•	Operating income of $199 million, or 11.1% of net sales.

•	Earnings guidance for 2011, excluding non-recurring items, refined to $4.35 to $4.45 per diluted share, to the high end of the previous guidance range of $4.25 to $4.45 per diluted share.

Third Quarter Performance: “Our business continued to thrive in the third quarter,” said Timothy Manganello, Chairman and CEO of BorgWarner. “The industry's steadfast focus on fuel economy and improved emissions continued to drive the adoption of BorgWarner technology around the world, and above-market growth for our company. Excluding the impact of currency and sales related to the acquisition of the Traction Systems division of Haldex, which closed in first quarter 2011, our sales were up approximately 16% in the third quarter, compared with 5% growth in global vehicle production. While growing our sales in the quarter, we also successfully managed costs, which resulted in a record quarterly operating income margin of 11.1%.”

2011 Outlook: Today the company refined its 2011 earnings guidance range, excluding non-recurring items, to $4.35 to $4.45 per diluted share, at the high end of the previous guidance range of $4.25 to $4.45 per diluted share. Revenue growth in 2011 is now expected to be 26% to 27% compared with 2010, within our previous guidance range of 25% to 28%. “While the markets have been evaluating macroeconomic events and assessing downside risk to vehicle production, the outlook for our business has remained strong," Manganello said. "Our growth is tied to the industry's adoption of leading edge powertrain technology, a long-term trend that will occur despite near-term market conditions. This trend, coupled with good cost controls at our operations, causes us to be optimistic about our business for the remainder of 2011 and beyond."

Financial Results: Net sales were $1,792 million in third quarter 2011, up 27% from $1,411 million in third quarter 2010. Net earnings in the quarter were $142 million, or $1.15 per diluted share, compared with $107 million, or $0.87 per diluted share, in third quarter 2010. Third quarter 2010 net earnings included a non-recurring item of $0.17 per diluted share. This item is listed in a table below as a reconciliation of a non-U.S. GAAP measure, which is provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measure. Excluding the non-recurring item from third quarter 2010 earnings per diluted share, third quarter 2011 earnings per diluted share were up 62% compared with third quarter 2010. The impact of foreign currencies, primarily the Euro, increased net sales by approximately $102 million, and increased net earnings approximately $0.07 per diluted share, in third quarter 2011 compared with third quarter 2010.

For the first nine months of 2011, net sales were $5,341 million, up 30% compared with $4,119 million in the first nine months of 2010. Net earnings in the first nine months of 2011 were $428 million, or $3.45 per diluted share, compared with $266 million, or $2.18 per diluted share, in the first nine months of 2010. Net earnings in the first nine months of 2011 included non-recurring items of $0.19 per diluted share. Net earnings in the first nine months of 2010 included net non-recurring items of $0.05 per diluted share. These items are listed in a table below as reconciliations of non-U.S. GAAP measures, which are provided by the Company for comparison with other results, and the most directly comparable U.S. GAAP measures. The impact of foreign currencies, primarily the Euro, increased net sales by approximately $243 million, and increased net earnings approximately $0.19 per diluted share, in the first nine months of 2011 compared with the first nine months of 2010.

The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Net earnings per diluted share	Third Quarter			First Nine Months
	2011	2010		2011	2010

Non – U.S. GAAP	$1.15	$0.71		$3.26	$2.14

Reconciliations:
Honeywell patent infringement settlement				0.14
Tax adjustments				0.05
Environmental litigation settlement					(0.14)
BERU-Eichenauer equity investment gain					0.04
Medicare Part D tax law change					(0.02)
Reversal of foreign tax credit valuation allowance		0.17			0.17

U.S. GAAP	$1.15	$0.87	*	$3.45	$2.18	*

* Column does not add due to rounding

Net cash provided by operating activities was $473 million in the first nine months of 2011 compared with $313 million in first nine months of 2010. Investments in capital expenditures, including tooling outlays, totaled $274 million in the first nine months of 2011, compared with $188 million in the first nine months of 2010. Balance sheet debt increased by $212 million and cash on hand decreased by $73 million compared with the end of 2010, primarily due to the acquisition of the Traction Systems division of Haldex and share repurchases. The ratio of balance sheet debt (net of cash) to capital was 29.2% at the end of third quarter 2011 compared with 24.0% at the end of 2010.

Engine Group Results: Engine segment net sales were $1,258 million in third quarter 2011, up 23% from $1,019 million in the prior year’s quarter as a result of strong global sales growth in nearly all major product groups. Excluding the impact of currency, net sales were up approximately 16%. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $188 million in third quarter 2011, up 38% from $136 million in third quarter 2010.

Drivetrain Group Results: Drivetrain segment net sales were $539 million in third quarter 2011, up 36% from $397 million in the prior year’s quarter as a result of strong four-wheel drive system and traditional transmission component sales in Korea, higher dual clutch transmission module sales in Europe, and the acquisition of the Traction Systems division of Haldex. Excluding the impact of currency and the Traction Systems acquisition, net sales were up approximately 17%. Adjusted EBIT was $44 million in third quarter 2011, up 40% from $31 million in third quarter 2010.

Recent Highlights:

•
BorgWarner recently launched its new silent chain for the balance shaft drive on Hyundai's Theta II four-cylinder gas direct-injection (GDI) and turbo-GDI engines. These engines power the Hyundai Sonata and Kia Sorento, K5 and Sportage for the U.S. and South Korea. Designed to withstand the harsh environment and stresses of GDI engines, the new silent chain delivers lower noise, vibration and harshness (NVH) and greater durability compared with roller chain systems for balance drive applications.

•
BorgWarner supplies transmission components, including friction plates and roller one-way clutches, for Hyundai's new 8-speed automatic rear-wheel drive transmission. Designed and assembled by Hyundai POWERTECH, that company's performance and R&D group, the new high-performance transmission features a multi-step design with a wide gear span. The transmission will drive the recently launched 4.6-liter Hyundai Equus, Hyundai Genesis and Kia Mohave as well as the 3.8-liter Hyundai Genesis for the domestic Korean market.

At 10:00 a.m. ET today, a brief conference call concerning third quarter results will be webcast at:
http://www.borgwarner.com/en/Investors/Webcasts/default.aspx.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The Company operates manufacturing and technical facilities in 59 locations in 19 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com..

# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “outlook,” "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales	$1,791.8	$1,410.9	$5,341.0	$4,119.4
Cost of sales	1,441.0	1,137.6	4,290.3	3,332.2
Gross profit	350.8	273.3	1,050.7	787.2

Selling, general and administrative expenses	151.4	150.2	474.2	418.3
Other (income) expense	0.6	0.1	(29.9)	22.0
Operating income	198.8	123.0	606.4	346.9

Equity in affiliates’ earnings, net of tax	(11.5)	(10.5)	(28.0)	(29.8)
Interest income	(1.3)	(0.6)	(3.5)	(1.8)
Interest expense and finance charges	18.5	18.4	57.4	46.8
Earnings before income taxes and noncontrolling interest	193.1	115.7	580.5	331.7

Provision for income taxes	46.4	4.2	137.1	51.1
Net earnings	146.7	111.5	443.4	280.6

Net earnings attributable to the noncontrolling interest, net of tax	5.1	4.8	15.3	14.9
Net earnings attributable to BorgWarner Inc.	$141.6	$106.7	$428.1	$265.7

Reconciliation to diluted earnings per share:
Net earnings attributable to BorgWarner Inc.	$141.6	$106.7	$428.1	$265.7
Adjustment for net interest expense on convertible notes	5.4	5.0	16.0	15.1
Diluted net earnings attributable to BorgWarner Inc.	$147.0	$111.7	$444.1	$280.8

Earnings per share — diluted	$1.15	$0.87	$3.45	$2.18

Weighted average shares outstanding — diluted	127.9	127.8	128.8	128.5

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Capital expenditures, including tooling outlays	$114.2	$80.4	$274.1	$187.8

Depreciation and amortization:
Fixed assets and tooling	$62.0	$56.7	$187.0	$171.2
Intangible assets and other	8.0	7.4	23.1	21.0
	$70.0	$64.1	$210.1	$192.2

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Engine	$1,258.2	$1,018.8	$3,805.5	$2,942.4
Drivetrain	538.7	397.1	1,550.8	1,191.6
Inter-segment eliminations	(5.1)	(5.0)	(15.3)	(14.6)
Net sales	$1,791.8	$1,410.9	$5,341.0	$4,119.4

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Engine	$188.2	$136.4	$571.5	$375.9
Drivetrain	43.5	31.1	114.4	105.1
Adjusted EBIT	231.7	167.5	685.9	481.0
Patent infringement settlement, net of legal costs incurred	—	—	(29.1)	—
Environmental litigation settlement	—	—	—	28.0
BERU - Eichenauer equity investment gain	—	—	—	(8.0)
Corporate, including equity in affiliates' earnings and stock-based compensation	21.4	34.0	80.6	84.3
Interest income	(1.3)	(0.6)	(3.5)	(1.8)
Interest expense and finance charges	18.5	18.4	57.4	46.8
Earnings before income taxes and noncontrolling interest	193.1	115.7	580.5	331.7
Provision for income taxes	46.4	4.2	137.1	51.1
Net earnings	146.7	111.5	443.4	280.6
Net earnings attributable to the noncontrolling interest, net of tax	5.1	4.8	15.3	14.9
Net earnings attributable to BorgWarner Inc.	$141.6	$106.7	$428.1	$265.7

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	September 30, 2011	December 31, 2010
Assets

Cash	$377.0	$449.9
Receivables, net	1,237.9	1,023.9
Inventories, net	482.4	430.6
Other current assets	170.4	155.5
Total current assets	2,267.7	2,059.9

Property, plant and equipment, net	1,637.2	1,542.6
Other non-current assets	2,189.4	1,952.5
Total assets	$6,094.3	$5,555.0

Liabilities and Equity

Notes payable and other short-term debt	$157.9	$122.4
Current portion of long-term debt	367.4	6.1
Accounts payable and accrued expenses	1,346.5	1,224.1
Income taxes payable	52.3	39.7
Total current liabilities	1,924.1	1,392.3

Long-term debt	867.2	1,051.9
Other non-current liabilities	837.3	801.0

Total BorgWarner Inc. stockholders’ equity	2,405.5	2,258.6
Noncontrolling interest	60.2	51.2
Total equity	2,465.7	2,309.8

Total liabilities and equity	$6,094.3	$5,555.0

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2011	2010
Operating
Net earnings	$443.4	$280.6
Non-cash charges (credits) to operations:
Depreciation and amortization	210.1	192.2
Environmental litigation settlement, net of cash paid	—	28.0
Bond amortization	15.1	13.6
Deferred income tax benefit	(24.1)	(39.9)
BERU - Eichenauer equity investment gain	—	(8.0)
Other non-cash items	(5.4)	4.4
Net earnings adjusted for non-cash charges to operations	639.1	470.9
Changes in assets and liabilities	(166.0)	(158.2)
Net cash provided by operating activities	473.1	312.7

Investing
Capital expenditures, including tooling outlays	(274.1)	(187.8)
Net proceeds from asset disposals	6.9	5.4
Payments for business acquired, net of cash acquired	(203.7)	(164.7)
Net proceeds from sale of business	2.1	5.0
Net cash used in investing activities	(468.8)	(342.1)

Financing
Net increase (decrease) in notes payable	29.4	(5.0)
Additions to long-term debt, net of debt issuance costs	357.9	361.9
Repayments of long-term debt, including current portion	(196.3)	(115.3)
Proceeds from receivables securitization facility	—	30.0
Payment for purchase of treasury stock	(268.8)	(197.3)
Proceeds from stock options exercised, including the tax benefit	43.7	40.4
Taxes paid on restricted stock award vestings	(14.4)	—
Purchase of noncontrolling interest	(29.4)	—
Capital contribution from noncontrolling interest	19.5	—
Dividends paid to noncontrolling stockholders	(10.1)	(8.2)
Net cash (used in) provided by financing activities	(68.5)	106.5

Effect of exchange rate changes on cash	(8.7)	(2.3)

Net (decrease) increase in cash	(72.9)	74.8

Cash at beginning of year	449.9	357.4
Cash at end of period	$377.0	$432.2